Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262472

PROSPECTUS SUPPLEMENT NO. 7
(To the Prospectus dated March 30, 2023)

Primary Offering of

15,800,000 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of

16,025,284 Shares of Class A Common Stock

7,175,000 Warrants to Purchase Shares of Class A Common Stock

This prospectus supplement supplements the prospectus, dated March 30, 2023 (as amended, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-262472). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale by the selling securityholders named in the Prospectus (or their permitted transferees) (the “Selling Securityholders”) of (i) up to 16,025,284 shares of our Class A common stock, par value $0.0001 per share (”Class A Common Stock”), (including (a) 7,175,000 shares that may be issued upon the exercise of the Private Warrants (as defined below) and (b) 8,850,384 PIPE Shares (as defined in the Prospectus) and (ii) up to 7,175,000 warrants to purchase shares of Class A Common Stock (the “Private Warrants”) originally issued in a private placement that closed concurrently with the initial public offering of Thayer Ventures Acquisition Corporation, our legal predecessor and a special purpose acquisition company (“Thayer”). In addition, the Prospectus and this prospectus supplement relate to the issuance by us of up to (i) 7,175,000 shares of Class A Common Stock that are issuable upon the exercise of the Private Warrants and (ii) 8,625,000 shares of Class A Common Stock that are issuable upon the exercise warrants to purchase shares of Class A Common Stock sold as part of Thayer’s initial public offering (the “Public Warrants” and together with the Private Warrants, the “Warrants”).

Our Class A Common Stock is currently listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “ISPO” and the Warrants are listed on Nasdaq under the symbol “ISPOW.” On October 4, 2023, the last reported sales price of our Class A Common stock was $0.6240 per share and the last reported sales price of our Warrants was $0.0249.

This prospectus supplement should be read in conjunction with the Prospectus and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated October 5, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 21, 2023

Inspirato Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-39791	85-2426959
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1544 Wazee Street Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 586-7771

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	ISPO	The Nasdaq Stock Market LLC
Warrants to purchase Class A common stock	ISPOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition

On September 21, 2023, the Board of Directors (the "Board") of Inspirato Incorporated (the "Company") approved the appointment of Eric Grosse, age 54 and a current member of the Board, as the Company’s Chief Executive Officer to succeed Brent Handler who resigned as an employee (the “CEO Transition”). Messrs. Handler and Grosse will each continue to serve as members of the Board. The CEO Transition is effective on September 26, 2023.

Mr. Grosse’s biographical information is set forth on page 7 of the Company’s Proxy Statement for its 2022 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 6, 2023, in the section entitled “Board of Directors and Corporate Governance – Nominees for Director,” which information is incorporated herein by reference.

There are no arrangements or understandings between Mr. Grosse and any other persons pursuant to which he was appointed Chief Executive Officer. There are no family relationships between Mr. Grosse and any director or executive officer of the Company. Mr. Grosse previously entered into an indemnification agreement on the Company’s standard form, a copy of which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-39791) on February 14, 2022. Mr. Grosse has not engaged in any other transaction with the Company during the last fiscal year, and he does not propose to engage in any other transaction, that would be reportable under Item 404(a) of Regulation S-K.

Grosse Employment Agreement

In connection with the appointment of Mr. Grosse as the Company’s Chief Executive Officer, Inspirato LLC, the Company’s operating subsidiary, and Mr. Grosse entered into an Executive Employment Agreement, effective as of September 22, 2023 (the “Grosse Employment Agreement”). Pursuant to the Grosse Employment Agreement, Mr. Grosse will receive an annual base salary, a signing bonus, eligibility to receive an annual target bonus, eligibility to participate in employee benefit or group insurance plans maintained from time to time by the Company, and certain travel benefits with the Company. Mr. Grosse’s initial base annual salary is $550,000 and his initial annual target bonus, effective starting in 2024, will be 100% of his base annual salary. Additionally, the Grosse Employment Agreement provides for (i) an initial grant of an equity award consisting of restricted stock units (“RSUs”) with an aggregate value of $4,000,000; 25% of the RSUs subject to the award vest on the one-year anniversary of the date of grant and 1/16th of the RSUs subject to the award vest quarterly thereafter, in each case subject to Mr. Grosse’s continued service through each vesting date; and (ii) beginning in 2025, consideration for an annual equity award, consisting of RSUs, based on performance in the prior fiscal year. The target value of such annual award will be $2,225,000 for performance in 2024 and 2025 and $2,500,000 for performance in each year thereafter. The Board will have the discretion to grant all, some or none of such annual awards based on performance in the prior fiscal year. Mr. Grosse will be considered for annual equity awards in each subsequent year commensurate with other similarly situated executives. Mr. Grosse will also receive a $150,000 signing bonus, payable in two equal amounts upon execution of the Grosse Employment Agreement and, subject to continuous employment through such date, the remaining 50% on January 1, 2024. If Mr. Grosse’s employment is terminated by the Company without Cause (as defined in the Grosse Employment Agreement) or by Mr. Grosse for Good Reason (as defined in the Grosse Employment Agreement), then Mr. Grosse will also become eligible to receive the following benefits:

•	an amount equal to the sum of 12 months of his annual base salary and 100% of his annual target bonus;
•	payment of COBRA premiums for a period of up to 18 months; and

•	immediate accelerated vesting of (i) 50% of Mr. Grosse’s unvested shares subject to equity awards, if such termination occurs between the starting date of Mr. Grosse’s employment through 180 days of employment; (ii) 75% of Mr. Grosse’s unvested shares subject to equity awards, if such termination occurs between 181 through 270 days of employment; or (iii) 100% of Mr. Grosse’s unvested shares subject to equity awards, if such termination occurs on or after 271 days of employment.

The foregoing description of the Grosse Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Grosse Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Handler Separation Agreement

On September 22, 2023, Inspirato LLC and Mr. Handler entered into a Separation and Release Agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Handler will be entitled to (i) severance payments in an aggregate gross amount of $515,000.00, representing 12 months of Mr. Handler’s annual base salary to be paid in 24 equal bimonthly installments; (ii) a travel allowance credit of $95,433.26 that expires on February 1, 2024; (iii) accelerated vesting of all Mr. Handler’s unvested equity awards to occur at such time as Mr. Handler ceases to be a member of the Board; (iv) reimbursement of up to $7,500 of legal fees incurred by Mr. Handler in connection with the Separation Agreement; and (v) copayment of Mr. Handler’s COBRA premiums for a period of up to two years, in an amount equal to the employer portion of Mr. Handler’s health insurance had Mr. Handler remained employed by the Company through such period.

In consideration for such benefits, Mr. Handler agreed to a general release of claims in favor of the Company, and to customary confidentiality and cooperation covenants. Additionally, Mr. Handler agreed that for so long as he remains a member of the Board, he shall be entitled only to Company-paid personal use of travel benefits with the Company commensurate with other Board members, in lieu of the Company-paid personal use of travel benefits with the Company to which Mr. Handler is otherwise entitled. The foregoing summary of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of the CEO Transition, on September 22, 2023, the Company notified the NASDAQ Stock Market LLC (“Nasdaq”) that the Company was no longer in compliance with Nasdaq Listing Rule 5605(b)(1), which requires that a majority of the Board be composed of independent directors (the “Majority Independent Requirement”). Prior to the CEO Transition, the Board was comprised of six directors, of which four were independent. Upon Eric Grosse’s appointment as Chief Executive Officer of the Company, he ceased to be independent for purposes of the Nasdaq rules and as a result, currently only three out of the six members of the Board are independent directors. Accordingly, on September 25, 2023, Nasdaq issued the Company a written notice that the Company was not in compliance with the Majority Independent Requirement. This notice is a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on Nasdaq. Pursuant to Nasdaq Listing Rule 5810(c)(2), the Company has 45 calendar days, or until November 9, 2023, to submit a plan to regain compliance with the Majority Independent Requirement. The Company intends to submit a plan to regain compliance with the Majority Independent Requirement within the required timeframe and to appoint an additional independent director to the Board as promptly as practicable. Under the Nasdaq Listing Rules, after considering the Company’s plan, Nasdaq may grant the Company an exception of up to 180 calendar days from September 25, 2023, or until March 23, 2024, to regain compliance. There can be no assurance that Nasdaq will accept the Company’s plan, that Nasdaq will grant the Company any exception or that the Company will be able to regain compliance with Nasdaq Listing Rule 5605(b)(1) or maintain compliance with any other Nasdaq requirement in the future. In the event the Company’s plan is not accepted by Nasdaq or the Company does not regain compliance with the Majority Independent Requirement within any extension period that may be potentially granted by Nasdaq, the Company will receive written notification from Nasdaq that the Company’s securities are subject to delisting. At that time, the Company may appeal the relevant delisting determination to a hearings panel. However, there can be no assurance that, if the Company does appeal the delisting determination by Nasdaq to the panel, that such appeal would be successful.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On September 26, 2023, the Company held a special meeting of stockholders (the “Special Meeting”). Holders of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), were entitled to one vote on each proposal for each share held as of the close of business on September 1, 2023 (the “Record Date”), and holders of the Company’s Class V common stock, par value $0.0001 per share (the “Class V Common Stock”), were entitled to one vote on each proposal for each share held as of the close of business on the Record Date. The Class A Common Stock and Class V Common Stock voted as a single class on all matters submitted for a vote at the Special Meeting, except that approval of the proposal to adopt an amendment to the Company’s certificate of incorporation to create a new series of common stock designated Class B Non-Voting common stock, par value $0.0001 per share, required the additional approvals of the holders of a majority of each of the Class A Common Stock and Class V Common Stock, voting separately as a class. At the Special Meeting, 47,376,634 shares of Class A Common Stock and 53,203,281 shares of Class V Common Stock—representing approximately 79.1% of the total voting power of shares entitled to vote, 69.0% of the total voting power of Class A Common Stock entitled to vote and 91.0% of the total voting power of Class V Common Stock entitled to vote—were present virtually or represented by proxy and voted on the following proposals, which are described in more detail in the Proxy Statement.

The Note Proposal — The proposal to approve the issuance of the 8% Senior Secured Convertible Notes due 2028 (the “Notes”) and shares of Company common stock issuable upon conversion thereof, including as a result of pay-in-kind interest, for purposes of Nasdaq Rule 5635(b) and (d) was approved based on the following results of voting:

For	Against	Abstain	Broker Non-Votes
99,920,576	646,288	13,051	-

The Class B Proposal — The proposal to adopt an amendment to the Company’s certificate of incorporation to create a new series of common stock designated Class B Non-Voting common stock, par value $0.0001 per share, was approved based on the following results of voting:

	For	Against	Abstain	Broker Non-Votes
Class A Common Stock	46,766,185	599,763	10,686	-
Class V Common Stock	53,203,281	-	-	-
Total	99,969,466	599,763	10,686	-

The Split Proposal — The proposal to adopt a series of alternative amendments to the Company’s certificate of incorporation, that would permit, but would not require, our Board to effect a reverse stock split was approved based on the following results of voting:

For	Against	Abstain	Broker Non-Votes
99,399,589	1,021,270	159,056	-

The Adjournment Proposal — In light of the approval of the above proposals at the Special Meeting, the proposal to approve the postponement or adjournment of the Special Meeting, from time to time, to a later date or dates, if necessary to solicit additional proxies because there were insufficient votes to adopt any of the above proposals at the time of the Special Meeting was rendered moot and was not presented.

Item 7.01	Regulation FD Disclosure.

On September 25, 2023, the Company issued a press release announcing the appointment of Mr. Grosse as Chief Executive Officer of the Company. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01, including the related information set forth in the press release attached hereto as Exhibit 99.1, is being “furnished” and shall not be deemed “filed” with the Securities and Exchange Commission for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section and is not incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

Effective September 21, 2023, the composition of committees of the Board are as follows:

Audit Committee

Ann Payne, Chair; Michael Armstrong; and Scott Berman

Compensation Committee

Michael Armstrong, Chair; Ann Payne; and Scott Berman

Nominating and Corporate Governance Committee

Scott Berman, Chair; Ann Payne; and Michael Armstrong

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about the Company’s expectations regarding its timing and plans to appoint additional independent directors to the Board. Statements that are not historical facts or that describe the Company's plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “will,” “expect” and “intend” or words of similar meaning or discussions of the Company’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements. Forward-looking statements in this Current Report on Form 8-K represent the Company’s judgment as of the date hereof. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Executive Employment Agreement between Inspirato LLC and Eric Grosse, dated September 22, 2023
10.2	Separation and Release Agreement between Inspirato LLC and Brent Handler, dated September 22, 2023
99.1	Press Release dated September 25, 2023
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INSPIRATO INCORPORATED

Date: September 27, 2023	By:	/s/ Robert Kaiden
Robert Kaiden
Chief Financial Officer

Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made by and between Inspirato LLC, a Delaware limited liability company (the “Company”), and Eric Grosse, a California resident (“Executive”), effective as of September 25, 2023 (the “Effective Date”).

WHEREAS, the Company desires to employ Executive upon the terms and conditions set forth herein, and Executive desires to accept employment with the Company upon such terms and conditions.

WHEREAS, the parties executed an Executive Employment Agreement on September 22, 2023 (the “Original Agreement”), however, the parties wish to correct and amend certain provisions therein; therefore the parties mutually agree that this Executive Employment Agreement effective on September 25, 2023 replaces and supersedes the Original Agreement.

NOW, THEREFORE, for and in consideration of the above recitals and the mutual promises contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.	EMPLOYMENT AND DUTIES.

1.1	Position. Executive shall be employed by the Company as its Chief Executive Officer, reporting to the Inspirato Incorporated Board of Directors (the “Board”) or such other Company official as the Board may direct from time to time. In such position, the Executive shall have such duties, authority, and responsibilities of such a position in a similar sized company and as granted by the bylaws of the Company, Executive’s duties may include providing services and serving as a member of the Board, an officer, or director, without additional compensation, to any or all of the Company’s direct or indirect parent, subsidiary or affiliated companies (collectively, the “Companies”).

1.2	Full Attention. Executive shall devote his full business time exclusively to affairs of the Company and the discharge of his duties and responsibilities hereunder. Executive shall not, without the consent of the Company, engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement shall limit Executive’s ability to participate in reasonable levels of charitable, civic, trade organization, and similar activities, passive personal investment activities, and to join as a member the board of directors of other companies, provided that such activities do not, as determined by the Company at its sole reasonable discretion, create an actual or apparent conflict of interest, violate any provision of this Agreement or any other contract between Executive and the Company, or otherwise materially interfere with the performance of Executive’s duties under this Agreement.

1.3	Confidentiality Agreement. As a condition of employment, Executive shall sign and comply with all provisions of the Employee Proprietary Rights and Inventions Assignment Agreement, which includes confidentiality provisions, attached as Exhibit 1 hereto, as well as any successor agreement thereto regarding the same subject matter (the “Confidentiality Agreement”), and Executive acknowledges that his employment is adequate consideration for such agreement.

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2.	TERM. This Agreement shall be effective on the Effective Date. Executive’s employment with the Company pursuant to this Agreement shall commence on September 25, 2023 (the "Start Date") and shall continue until terminated as provided in Section 4 of this Agreement. The period of Executive’s employment pursuant to this Agreement shall be the “Term.”

3.	COMPENSATION AND BENEFITS. During the Term, the Company shall provide the following compensation and benefits to Executive:

3.1	Base Salary. Executive shall receive an annualized base salary (“Base Salary”) of $550,000 (Five Hundred and Fifty Thousand Dollars). Based upon the Board’s reasonable and good faith evaluation of Executive’s performance under this Agreement, Base Salary may be increased or decreased from time to time at the sole discretion of the Board, provided that Base Salary may not be decreased below the amount stated in this Section 3.1. Base Salary shall be paid in accordance with the Company’s standard payroll practices as they may exist from time to time.

3.2	Signing Bonus. Executive shall receive a signing bonus of $150,000 payable in two equal amounts, 50% upon the execution of this Agreement, and upon continuous employment, the remaining 50% on January 1, 2024.

3.3	Annual Bonus. Effective starting the calendar year of 2024, Executive shall be eligible for an annual performance bonus (“Annual Bonus”), in the target amount of one hundred percent (100%) of Base Salary, based upon the achievement by Executive and/or the Company of performance goals established by the Board at its sole discretion. The Annual Bonus may be zero if the Board determines in good faith that the performance goals have not been met, or may be paid in proportion to the Board’s determination of performance goals. Any bonus to be paid for a year shall be paid not later than March 15 of the subsequent year.

3.4	Equity.

3.4.1	One-Time Equity Grant. Subject to approval of the Board, the Company shall, within sixty (60) days after the Start Date, grant Executive a one-time service-based grant of Restricted Stock Units (“RSUs”) for a number of shares of Class A common stock of Inspirato Incorporated (the “Parent Stock”) with an aggregate value of $4,000,000 based on the closing price of one share of the Parent Stock as of the Start Date (the “One-Time Equity Grant”). The One-Time Equity Grant shall vest on a four year schedule with 25% vesting at one year and the remainder vesting quarterly thereafter. The One-time Equity Grant will be governed by and subject to the terms of the Company’s Equity Incentive Plan and the applicable grant agreement.

3.4.2	Annual Grant. Each year, commencing with the Company’s performance in 2024, Executive will be considered for a performance-based equity award of RSUs for a number of shares of the Parent Stock, with the annual equity target being $2,225,000 in value for performance in 2024 and 2025 and $2,500,000 per year thereafter (the “Annual Grant”). The Board will award each Annual Grant in the first quarter of the year based upon the Company’s performance in the previous fiscal year, which could be zero. For example, the Board will determine Executive’s bonus for the Company’s performance in 2024 in Q1 of 2025; the first vesting event on any grant made in Q1 of 2024 will take place in Q1 of 2026. Any Annual Grants will be subject to the Company’s Equity Incentive Plan and any applicable grant agreement.

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3.5	Paid Time Off. Executive shall be eligible for paid time off (“PTO”) in accordance with the Company’s PTO policies as they may exist from time to time, and as required by any state and local law. The Executive will also be entitled to all paid holidays given by the Company to its executives.

3.6	Other Employment Benefits. Executive shall be allowed to participate in the Company’s other benefit plans and programs on the same basis as other Company executives, subject to the eligibility requirements of such plans or programs. Such benefit plans and programs may be adopted, modified or terminated by the Company from time to time in its sole discretion and may include, without limitation, medical, health and dental care, life insurance, disability protection, 401(k) and retirement plans.

3.7	Expense Reimbursement. The Company shall reimburse Executive for out-of-pocket expenses reasonably incurred by Executive in the performance of Executive’s duties under this Agreement, subject to the Company’s policies regarding expense reimbursement as they may exist from time to time.

4.	TERMINATION. Executive’s employment with the Company may be terminated as provided in this Section 4. This Agreement shall terminate upon the termination of Executive’s employment with the Company; provided, however, that termination of this Agreement shall not relieve either party of obligations under this Agreement which by their terms are to be performed after termination.

4.1	Termination by Company for Cause. The Company may terminate Executive’s employment for Cause at any time upon written notice to Executive, effective immediately or upon such later date as may be specified in the notice. As used in this Agreement, “Cause” shall mean Executive’s: (a) conviction of (including plea of guilty or no-contest to) any felony or any crime involving dishonesty; (b) material violation of law, or act of fraud or material dishonesty, in connection with Executive’s employment; (c) refusal or intentional failure to comply with any lawful written directive of the Company; (d) breach of Executive’s fiduciary duty or duty of loyalty to the Company; (e) material breach of this Agreement, the Confidentiality Agreement, or any other contract with the Company that is not cured (if capable of cure, as determined by the Company in its reasonable judgment) within ten (10) days after written notice to Executive identifying the breach and what performance is expected to cure the same; (f) material violation of any written Company policy that is not cured (if capable of cure, as determined by the Company in its reasonable judgment) within ten (10) days after written notice to Executive identifying the violation and what performance is expected to cure the same; or (g) conduct by the Executive constituting a willful and material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation (A) dishonesty to the Company with respect to any material matter; or (B) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes. Notwithstanding the foregoing, no act or omission by the Executive shall be grounds for a Cause termination if such act or omission was taken by the Executive in a reasonable belief that Executive was acting in the best interest of the Company.

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4.2	Termination by Company Without Cause. The Company may terminate Executive’s employment without Cause at any time upon written notice to Executive, effective immediately or upon such later date as may be specified in the notice. For all or any part of the period between the date of such notice and the effective date of such notice, the Company may, at its sole discretion, require Executive to work from home or other remote location, relieve Executive of all or any part of Executive’s duties, place Executive on paid administrative leave, or any combination thereof. Any involuntary termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 4.1 or does not result from the Disability of the Executive under Section 4.3 will be deemed a termination without Cause.

4.3	Termination by Executive. Executive may terminate Executive’s employment at any time for any reason, including, but not limited to, Good Reason, upon written notice to the Company, effective immediately or upon such later date as may be specified in the notice. For all or any part of the period between the date of such notice and the effective date of such notice, the Company may, at its sole discretion, require Executive to work from home or other remote location, relieve Executive of all or any part of Executive’s duties, place Executive on paid administrative leave, or any combination thereof. For purposes of this Agreement, "Good Reason" will mean that the Executive has complied with the "Good Reason Process" (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive's responsibilities, authority or duties; (ii) a material diminution in the Executive's Base Salary except for across-the-board salary reductions based on the Company's financial performance similarly affecting all or substantially all senior management employees of the Company; and (iii) a material change in the geographic location at which the Executive provides services to the Company; (iv) a material breach of this Agreement by the Company; and (v) the failure of any acquirer of the Company, to agree to the terms of this Agreement. "Good Reason Process" will mean that (a) the Executive reasonably determines in good faith that a "Good Reason" condition has occurred; (b) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of his knowledge of the first occurrence of such condition; (c) the Executive cooperates in good faith with the Company's efforts, for a period not less than 30 days following such notice (the "Cure Period"), to remedy the condition; (d) notwithstanding such efforts, the Good Reason condition continues to exist; and (e) the Executive terminates his/her employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason will be deemed not to have occurred.

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4.4	Termination upon Death or Disability. Executive’s employment will terminate automatically upon Executive’s death; provided, however, that Executive’s death shall not terminate the rights of his heirs or estate to compensation earned by Executive under this Agreement at the time of his death. The Company may terminate Executive’s employment for Disability at any time upon written notice to Executive or Executive’s legal representative, with immediate effect. As used in this Agreement, “Disability” means that, by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months, Executive (a) is unable, with reasonable accommodation, to engage in any substantial gainful activity or (b) has been receiving income replacement benefits for a period of not less than 120 days under an accident and health plan covering employees of the Company. If any question arises as to whether during any period the Executive is disabled so as to be unable to perform with reasonable accommodation the essential functions of the Executive’s then existing position or positions the Executive may, and at the request of the Company will, submit to the Company a certification in reasonable detail, by a physician selected by the Company trained in the disability affecting Executive to whom the Executive or the Executive’s guardian has no reasonable objection, as to whether the Executive is so disabled or how long such disability is expected to continue. Such certification will for the purposes of this Agreement be conclusive of the issue. The Executive will cooperate with any reasonable request of the physician in connection with such certification. If such question will arise and the Executive unreasonably fails to submit such certification, the Company’s determination of such issue will be binding on the Executive. For the avoidance of doubt, a termination by the Company for Disability shall not constitute a termination by the Company without Cause. Nothing in this Agreement will be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

4.5	Termination by Agreement. Executive’s employment with the Company may be terminated at any time by written agreement of the parties.

4.6	Payment upon Termination.

4.6.1	Accrued Payments. Upon the termination of Executive’s employment with the Company, Executive shall be entitled to payment of (a) earned but unpaid Base Salary through the date of termination, (b) any earned but unpaid Annual Bonus from a previous year, (c) reimbursement of business expenses incurred during employment in accordance with Section 3.6 of this Agreement, and (d) any benefits accrued and vested as of the date of termination in accordance with the applicable benefit plans (collectively, the “Accrued Payments”). Executive shall not be entitled to severance pay or other similar termination payment or benefit of any kind except as expressly provided in Section 4.6.2 of this Agreement.

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4.6.2	Severance. If the Company terminates Executive’s employment (actually and not constructively, except as set forth in Section 4.3) without Cause or if Executive terminates employment for Good Reason as provided in section 4.3, and provided that Executive (x) is in material compliance with this Agreement and the Confidentiality Agreement and (y) executes and returns to the Company a complete release of all claims against the Company and related persons in a form acceptable to the Company that becomes effective and irrevocable within sixty (60) days after the effective date of such termination (“Termination Date”), the Company shall, in addition to payment of the Accrued Payments:

(a)	pay severance to Executive in an amount equal to twelve (12) months of Base Salary at the rate in effect as of the Termination Date, which shall be paid in equal installments in twenty-four (24) substantially equal payments paid on the Company’s regular paydays, commencing on the Termination Date (the “Severance Period”); provided, however, that: (i) the first such payment shall be made on the first payday that is at least sixty (60) days after the Termination Date and shall include all sums that would have been paid had payment commenced on the first payday after the Termination Date; (ii) the Severance Period shall terminate immediately upon Executive’s material breach of this Agreement or the Confidentiality Agreement; and (iii) if the sixty-day period within which the release must become effective spans two calendar years, no payment pursuant to this Section 4.6.2 shall be made before the first business day of the second calendar year;

(b)	pay to Executive an Annual Bonus in the target amount for the year in which the Terminate Date occurs;

(c)	provided that Executive timely elects and is eligible for Continuation Coverage as defined herein the Company shall pay directly to the Company’s COBRA provider or group health plan provider for premiums to continue the medical, dental and vision insurance coverage (if any) of Executive and Executive’s eligible dependents pursuant to the continuation-coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 or comparable state law (“Continuation Coverage”) from the Termination Date through the earlier of (i) the eighteen (18) month anniversary after the Termination Date; (ii) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (iii) the cessation of the Executive’s continuation rights under COBRA. provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates; and

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(d)	cause all of Executive’s unvested equity to vest subject to the below Termination Vesting Schedule as outlined herein, as of the Termination Date. Equity grants shall in all other respects continue to be covered by the Company’s Equity Incentive Plan and applicable grant agreements. “Termination Vesting Schedule”:

Date	Vesting Percentage
Start Date through 180 days of employment	50%
181 through 270 days after Start Date	75%
271 days after Start Date and beyond	100%

4.6.3	Change of Control Defined. As used herein, “Change of Control” shall mean: (a) any change in the ownership or control of the common stock of the Company which results in more than 50% of the issued and outstanding common stock of the Company being owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than 50% of the issued and outstanding common stock of the Company as of the date of this Agreement; (b) the merger or consolidation of the Company with another entity such that more than 50% of the issued and outstanding equity interests of the surviving entity is owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than 50% of the issued and outstanding common stock of the Company as of the date of this Agreement; or (c) the sale of all or substantially all of the operating assets of the Company.

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5.	ADDITIONAL PROVISIONS

5.1	Notices. All notices to be given to a party hereto shall be properly given (a) on the date the notice is hand-delivered, (b) on the day after the notice is deposited with UPS or FedEx for overnight delivery to the address shown below or such other address as the party may have designated by notice to the other party, or (c) on the date received as evidence through “read receipt” via electronic mail, addressed to such party at the address shown below or such other address as the party may have designated by notice to the other party:

The Company:	Executive:
Inspirato LLC	Eric Grosse
Attn: Legal Dept	3424 Jackson Street
1544 Wazee St	San Francisco, CA 94118
Denver, CO 80202	ergrosse@gmail.com
legal@inspirato.com

5.2	Severability. The parties explicitly acknowledge and agree that the provisions of this Agreement are both reasonable and enforceable. However, the provisions of this Agreement are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions. Should any provision be held unenforceable for any reason, then such provision shall be enforced to the maximum extent permitted by law.

5.3	Modification; Waiver. Except for judicial modification as provided in Section 5.6, this Agreement cannot be amended or modified except by a writing signed by each of the parties. No waiver of any provision shall be deemed to have occurred unless memorialized in a writing signed by the waiving party. If either party should waive any breach of any provision of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

5.4	Compliance with Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A. The payment of any annual bonus is intended to be a “short term deferral” under Section 409A and any amount payable shall be paid in a lump sum on a date determined by The Company before the end of the “short term deferral” period” with respect to such bonus. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement for expenses shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement during one year may not affect the amounts reimbursable in any subsequent year. Notwithstanding any other provision in this Agreement or in any other document, The Company shall not be responsible for the payment of any applicable taxes incurred by Executive pursuant to this Agreement, including with respect to compliance pursuant to Section 409A. The Company makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A.

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5.5	Governing Law; Venue. This Agreement shall be governed by the laws of the State of Colorado and applicable federal law, without regard to any state’s principles regarding conflict of laws. Any action arising out of or relating to this Agreement shall be brought only in the state or federal courts in or for Denver, Colorado, and Executive and the Company hereby irrevocably waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum. If an action is brought under this Agreement in Denver, Colorado, upon presentment of detailed receipts, the Company shall reimburse Executive up to a maximum of $5,000 for Executive’s properly and reasonably incurred expenses related to flights and hotel accommodations for Executive to attend depositions, court dates, and any other litigation events where in-person attendance is reasonably expected or required. For sake of clarity, the reimbursement of travel costs referenced in this Section 5.5 shall in no way include reimbursement of attorney’s fees and expenses or legal costs.

5.6	Attorney Fees. In the event of a breach or threatened breach of this Agreement, the non-breaching party shall be entitled to recover such party’s reasonable attorney fees incurred as a result of such breach or threatened breach.

5.7	Binding Effect; Assignment. This Agreement shall be enforceable by the Company and its successors and assigns and shall be binding against Executive and Executive’s heirs, beneficiaries and legal representatives. The Company may assign this Agreement to any parent, subsidiary or affiliated company or successor in interest. Executive may not assign this Agreement.

5.8	Taxes. All payments pursuant to this Agreement shall be subject to withholding for taxes as required by applicable law.

5.9	Construction. This Agreement shall be deemed to have been drafted jointly by the parties, and no ambiguity in the Agreement shall be construed against either the Company or Executive.

5.10	Titles and Headings. Titles and headings in this Agreement are for purpose of reference only and shall not limit, define or otherwise affect the provisions of this Agreement.

5.11	Complete Agreement. This Agreement (along with the Confidentiality Agreement) is the entire agreement between the parties regarding the matters addressed herein, and it and supersedes and replaces all prior agreements, representations, negotiations or discussions between the parties regarding such matters, whether written or oral. This Agreement may be signed in counterparts, including fax counterparts, and all counterparts together shall constitute one fully-executed agreement.

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WHEREUPON, the parties have executed this Agreement on the dates shown below, to be effective as of the Effective Date.

EXECUTIVE:		THE COMPANY: INSPIRATO LLC

By:	/s/ Eric Grosse	By:	/s/ Robert Kaiden
	Eric Grosse		Robert Kaiden, Chief Financial Officer

Date:	9/25/2023	Date:	9/25/2023

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EXHIBIT 1

EMPLOYEE PROPRIETARY RIGHTS AND INVENTIONS

ASSIGNMENT AGREEMENT

This Employee Covenant Agreement (“Agreement”) is made and entered into by and between Inspirato LLC, a (the “Company”), and the employee whose name and signature appear below (“Employee”) as of the date of Employee’s signature below:

WHEREAS, Employee is employed or has been offered employment with the Company to provide services to the Company and/or to one or more of the other Companies (as defined below) in a position in which Employee will or may have access to the Companies’ intellectual property, trade secrets and other confidential information; and

WHEREAS, the Companies’ intellectual property, trade secrets and other confidential information are valuable assets of the Companies.

NOW, THEREFORE, in consideration of the employment described above and other good and valuable consideration, the parties agree as follows:

1.	CONFIDENTIALITY.

1.1          Definition of “Affiliate.” As used in this Agreement, “Affiliate” means a legal entity that (a) owns or controls in whole or in part another legal entity, (b) is owned or controlled in whole or in part by one or more other legal entities or natural persons, or (c) is under common ownership or control in whole or in part with another legal entity.

1.2          Definition of the “Companies.” As used in this Agreement, the “Companies” means the Company and all of its direct and indirect Affiliates.

1.3          Definition of “Confidential Information.” As used in this Agreement, “Confidential Information” means all intellectual property of the Companies, all of the Companies’ “trade secrets” as defined in the Colorado Uniform Trade Secrets Act (C.R.S §7-74-101 et seq.), and all other non-public information of the Companies relating to the business of the Companies, including but not limited to all non-public information regarding the Companies’: organization, operations, and management; revenues, expenses and finances; existing and prospective contracts and business arrangements; policies and procedures; employees and contractors, including payroll, medical and other personnel records; customers, including customer lists and customer needs and preferences; vendors and service providers; business and marketing plans and strategies; data and datasets; software, hardware and information systems; patents, trademarks and other intellectual property. Confidential Information does not include information that (i) arises from Employee’s general training, knowledge, skill, or experience, whether gained from Company or not; (ii) that is readily ascertainable to the public; (iii) information that a worker otherwise has a right to disclose as legally protected; (iv) specific information that has become generally publicly known through no fault of Employee; (v) information previously known by Executive before his employment by the Company; (vi) information given by the Company to any third-party without the requirement of confidentiality; or (vii) information developed independently without any breach of this Agreement.

1.4          Confidentiality and Nondisclosure. Employee hereby acknowledges and agrees that all Confidential Information which Employee receives or learns while employed by the Company shall be considered the exclusive property of the Company. Without the written consent of the Company, Employee shall not, directly or indirectly, disclose or use any Confidential Information for the benefit of any person other than the Companies. The obligations set forth in this paragraph are in addition to, and not in lieu of, any obligations of Employee otherwise provided by law, such as trade secret statutes, fiduciary duties, and the like.

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1.5          Return of Company Property. Employee agrees that upon termination of Employee’s employment with the Company, for whatever reason and whether voluntary or involuntary, or at any time upon request, Employee will immediately surrender to the Company all property of the Companies in Employee’s possession, custody or control, including but not limited to any copies of materials that incorporate or are derived from Confidential Information, and certify in writing to the Company that Employee has done so.

1.6          Compliance with Pre-Existing Duties. Employee represents and warrants that Employee’s employment with the Company does not and will not breach any agreement with any former employer of Employee, including any confidentiality agreement or noncompetition agreement with a former employer. Employee shall not, during his/her employment with the Company, improperly use or disclose to any of the Companies any proprietary information or trade secrets belonging to any former employer or any other third party to whom Employee owes a duty of nondisclosure.

1.7          Information from Third Parties. Employee acknowledges that the Companies have received and will continue to receive confidential or proprietary information from third parties which the Companies must maintain in confidence and protect from unauthorized disclosure or use, including but not limited to information regarding resort and other properties and the Companies’ members and their families and guests. Without the written consent of the Company, Employee shall not, directly or indirectly, disclose or use for the benefit of any person other than the Companies any such information, except where such disclosure or use is: (a) in connection with and in furtherance of Employee’s work on behalf of the Companies, (b) not otherwise contrary to applicable laws regarding trade secrets, confidential information or intellectual property; and (c) not contrary to any agreement between the third party and any of the Companies of which Employee has knowledge.

1.8          Employee Nonsolicitation Covenant. For one (1) year immediately following the termination of Employee’s employment with the Company, Employee shall not, except in furtherance of Employee’s duties as an employee of the Company, solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee of any of the Companies to reduce or terminate his/her/its employment, agency or contractor relationship with the Companies.

2.	DEVELOPMENTS.

2.1          Developments. As used herein “Development” means all products of human intelligence which have been protected or could be protected by Intellectual Property Rights (as defined hereafter), all embodiments thereof (including, without limitation, all software, hardware, information, data, documentation, materials, ideas, discoveries, concepts, processes, formulae, techniques, designs, formats, methodologies, algorithms, programs, know-how, tools, and other technology), all inventions, conceptions, developments, discoveries, creations, or works of authorship included therein or relating thereto, and all updates, upgrades, enhancements, modifications, derivatives, improvements and translations thereto, thereof or thereon, and all Intellectual Property Rights therein and relating thereto.

2.2          Intellectual Property Rights. As used herein, the term “Intellectual Property Rights” means all worldwide intellectual property and proprietary rights, including, without limitation, all trade secrets, patents and patent applications, copyrights, mask works, trademarks, trade names, service marks, trade dress, moral rights, rights in datasets and databases, contractual rights, and all other intellectual property and proprietary rights recognized by the laws of any jurisdiction or country, whether registered or unregistered.

2.3          Company Developments. As used herein, the term “Company Developments” means all Developments relating to the business of the Companies, including all such Developments made, conceived, reduced to practice, created, developed, or learned by Employee in whole or in part while employed by the Company; provided, however, Company Developments shall not include (a) Prior Developments as defined in Section 2.6 (Prior Developments) of this Agreement, or (b) Developments that are (i) wholly unrelated to the business of the Companies, and (ii) conceived, created and developed wholly on Employee’s own time and without use of personnel or resources of any of the Companies.

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2.4          Assignment of Company Developments. All Company Developments shall be the sole and exclusive property of the Company. Employee agrees to and hereby does irrevocably assign, now and in the future (when any such Company Developments or any Intellectual Property Rights therein or related thereto are first made, conceived, reduced to practice, created, developed, or learned, as applicable), to the Company (or to a third party if directed by the Company) all of Employee’s right, title, and interest in and to any and all Company Developments (and all Intellectual Property Rights therein and related thereto) made, conceived, reduced to practice, created, developed, or learned by Employee (either alone or with others) while employed by the Company. Employee retains no rights to use the Company Developments or any such Intellectual Property Rights and agrees not to challenge the validity of the Company’s ownership in any Company Developments or such Intellectual Property Rights.

2.5          Obligation to Keep Company Informed. During the period of Employee’s employment and for one (1) year thereafter, Employee will promptly and fully disclose to the Company in writing (a) all Developments authored, conceived, or reduced to practice by Employee, either alone or with others, and (b) all patent applications filed by Employee in which Employee is named as an inventor or co-inventor.

2.6          Prior Developments. Employee agrees that Employee will not incorporate, or permit to be incorporated, Prior Developments (defined below) in any Company Developments without the Company’s prior written consent. In addition, Employee agrees that Employee will not incorporate into any Company software or otherwise deliver to the Company any software code licensed under any open source software license (including the GNU GPL or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by the Company). Employee has disclosed on Exhibit A a complete list of all Developments that Employee has, or has caused to be, alone or jointly with others, conceived, reduced to practice, created or developed prior to the commencement of Employee’s employment by the Company, in which Employee has an ownership interest or which Employee has a license to use, and that Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Developments”). If no Prior Developments are listed on Exhibit A, Employee warrants that there are no Prior Developments. If, in the course of Employee’s employment with the Company, Employee utilizes a Prior Development in Employee’s work for the Company, Employee hereby grants the Company a nonexclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Development.

2.7          Protection and Enforcement of Intellectual Property Rights and Assistance. The Company will have the right, at its own expense, and solely in its own name, to apply for, prosecute and defend its rights in the Company Developments and all such Intellectual Property Rights. During the period of Employee’s employment and thereafter, Employee will assist the Company in every proper way to protect and enforce United States and foreign Intellectual Property Rights relating to Company Developments in all countries. In the event the Company is unable to secure Employee’s signature on any document needed in connection with such purposes, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act on Employee’s behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by Employee.

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2.8          Records. Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Developments made by Employee during the period of Employee’s employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

2.9          Special Notice to Employee. This Section 2 does not require Employee to assign any of his or her rights in any Employee Development which qualifies fully for protection under California Labor Code §2870; Chapter 19 Section 805 of the Delaware Code; Chapter 765 Section 1060/2 of the Illinois Compiled Statutes; Kansas Statutes Annotated Section 44-130; Minnesota Statutes Annotated Section 181.78; North Carolina General Statutes Section 66-57.1; Revised Code of Washington Section 49.44.140; or any other equivalent law. You acknowledge that you have received and read the state law notices in Exhibit B to this Agreement.

3.	PROTECTED RIGHTS.

Notwithstanding any other provision of this Agreement, nothing in this Agreement (or any other agreement signed by Employee) shall restrict Employee’s right to (a) report violations of law to law enforcement officials; (b) give truthful testimony under oath in a judicial, administrative, or arbitral proceeding; (c) file a charge with, make truthful statements to, cooperate with investigations by, or assist others in proceedings before governmental agencies (including the U.S Equal Employment Opportunity Commission, the National Labor Relations Board and the U.S Securities and Exchange Commission); (d) speak with an attorney representing Employee; (e) discuss the facts related to any claim of sexual assault or sexual harassment; (f) engage in whistle-blower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder (including Rule 21F-17); or (g) file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Employee may be entitled. In addition, 18 U.S.C. §1833(b) provides as follows, and nothing in this Agreement or any other agreement, or any Company policy, is intended to conflict with this statutory protection: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

State-Specific Rights: If Employee is employed in a state listed on Exhibit C, then the applicable provisions on Exhibit C shall apply in lieu of any conflicting provision in this Agreement.

4.            NONDISPARAGEMENT. While employed by the Company and at all times thereafter, Employee shall not disclose, issue any statements, or otherwise cause to be disclosed any information which is designed, intended or might reasonable by anticipated to disparage the Company, its officers or directors, its business, its products and/or personnel and their customers. There is no disparagement under this Section 4 unless, at the time of the disclosure or statement complained of, Executive actually knows the affected party (or parties), personnel, product(s) or customer(s) in question are officers, directors, businesses, products, personnel, or customers of the Company. Nothing in this Agreement shall preclude Employee from: (i) reporting violations of law to law enforcement officials; (ii) giving truthful testimony under oath in a judicial, administrative, or arbitral proceeding; or (iii) making truthful statements to governmental agencies such as the EEOC or SEC.

5.            SCOPE AND REMEDIES. As used herein, the phrase “while employed by the Company” includes any period of prior or subsequent service to the Company as a contractor or other non-employee service provider. Employee acknowledges and agrees that any breach by Employee of any provision of this Agreement will cause the Company irreparable injury and damage and that the Company shall therefore be entitled to, in addition to all other remedies available to it, injunctive and other equitable relief (without the necessity of posting a bond) to prevent or stop such breach and to secure the enforcement of this Agreement.

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6.	GENERAL

6.1 Severability. If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions will be unaffected and will remain enforceable according to their terms.

6.2 Modification; Waiver. Except for judicial modification as provided in Section 4.6, this Agreement cannot be amended or modified except by a writing signed by each of the parties. No waiver of any provision shall be deemed to have occurred unless memorialized in a writing signed by the waiving party. If either party should waive any breach of any provision of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.3 No Effect on At-Will Employment Status. This Agreement is not intended to, and shall not be construed to, grant any employment rights to Employee beyond that of at-will employment or, if applicable, as outlined in Employee’s employment agreement as executed by the Employee and a corporate officer of the Company.,.

6.4 Survival. The provisions of this Agreement shall survive the termination of this Agreement and the termination of Employee’s employment with the Company.

6.5 Governing Law and Venue. This Agreement shall be governed by the laws of the State of Colorado and applicable federal law, without regard to any state’s principles regarding conflict of laws. Any action arising out of or relating to this Agreement shall be brought only in the state or federal courts in or for Denver, Colorado, and Employee and the Company hereby irrevocably waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum.

6.6 Attorney Fees. In the event of a breach or threatened breach of this Agreement, the non-breaching party shall be entitled to recover such party’s reasonable attorney fees incurred as a result of such breach or threatened breach.

6.7 Binding Effect; Assignment. This Agreement shall be enforceable by the Company and its successors and assigns and shall be binding against Employee and Employee’s heirs, beneficiaries and legal representatives. The Company may assign this Agreement to any parent, subsidiary or affiliated company or successor in interest. Employee may not assign this Agreement.

6.8 Titles and Headings. Titles and headings in this Agreement are for purpose of reference only and shall not limit, define or otherwise affect the provisions of this Agreement.

6.9 Complete Agreement. This Agreement is the entire agreement between the parties regarding the matters addressed herein, and it and supersedes and replaces all prior agreements, representations, negotiations or discussions between the parties regarding such matters, whether written or oral. This Agreement may be signed in counterparts, including fax counterparts, and all counterparts together shall constitute one fully-executed agreement.

EMPLOYEE:	INSPIRATO, LLC

By:
Signature		Signature

Print Name		Print Name, Title

Date		Date

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EXHIBIT A

TO:	INSPIRATO, LLC

FROM:

[print name]

DATE:

SUBJECT:	Prior Developments

1.   Except as listed in Section 2 below, the following is a complete list of all inventions or improvements that related in any way to the business of the Company and that were made, conceived or first reduced to practice by me (alone or jointly with others) prior to my employment by the Company:

☐	No Developments or improvements.

☐	The following Developments:

☐	Additional sheets attached.

2.   Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Developments generally listed below for the following party(ies):

Invention or Improvement	Party(ies)	Relationship
a)
b)
c)

☐	Additional sheets attached.

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EXHIBIT B

California Labor Code Section 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Chapter 19 Section 805 of the Delaware Code

Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of the employee's rights in an invention to the employee's employer shall not apply to an invention that the employee developed entirely on the employee's own time without using the employer's equipment, supplies, facility or trade secret information, except for those inventions that: (1) Relate to the employer's business or actual or demonstrably anticipated research or development; or (2) Result from any work performed by the employee for the employer.

To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. An employer may not require a provision of an employment agreement made unenforceable under this section as a condition of employment or continued employment.

Chapter 765 Section 1060/2 of the Illinois Compiled Statutes

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

Kansas Statutes Annotated Section 44-130

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless:(1) The invention relates to the business of the employer or to the employer's actual or demonstrably anticipated research or development; or (2) the invention results from any work performed by the employee for the employer.

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Minnesota Statutes Annotated Section 181.78

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

North Carolina General Statutes Section 66-57.1

Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer's equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer's business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.

Revised Code of Washington Section 49.44.140

A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

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EXHIBIT C:

State-Specific Rights

For employees who are employed in one of the following states, the applicable provisions for that state apply in lieu of any conflicting provision in the Agreement.

California

Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

The California Uniform Trade Secrets Act (Cal. Civil Code §§3426-3426.11) shall govern instead of the Delaware Uniform Trade Secrets Act (6 Del. Code §2001 et seq.).

The jury waiver in Section 6.5 shall not apply.

Illinois	Nothing in this Agreement prevents Employee from making truthful statements or disclosures regarding unlawful employment practices.
Maine

Nothing in this Agreement prevents Employee from disclosing or discussing discrimination, including harassment, occurring between employees or between an employer and an employee (a) in the workplace, (b) at work-related events coordinated by or through the employer, or (c) off the employment premises.

Employee retains the right to provide testimony or evidence, file claims or make reports to any federal or state agency that enforces employment or discrimination laws, including, but not limited to, the Maine Human Rights Commission and the Department of Labor.

New Mexico	Nothing in this Agreement prevents Employee from disclosing a claim of sexual harassment, discrimination or retaliation occurring in the workplace or at a work-related event coordinated by or though the Company.
Oregon	Nothing in this Agreement prevents Employee from disclosing or discussing conduct (a) that constitutes discrimination prohibited by ORS 659A.030 (Discrimination because of race, color, religion, sex, sexual orientation, gender identity, national origin, marital status, age or expunged juvenile record prohibited), including conduct that constitutes sexual assault, or by ORS 659A.082 (Discrimination against person for service in uniformed service prohibited) or 659A.112 (Employment discrimination), and (b) that occurred between employees or between an employer and an employee in the workplace or at a work-related event that is off the employment premises and coordinated by or through the employer, or between an employer and an employee off the employment premises (“Discrimination”).
Washington	Nothing in this Agreement (or any other agreement signed by Employee) prevents Employee from disclosing or discussing conduct, or the existence of a settlement involving conduct, that Employee reasonably believed under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.

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Exhibit 10.2

Separation and Release Agreement

This Separation and Release Agreement (“Agreement”) is made between Inspirato LLC, a Delaware limited liability company (the “Company”) and Brent Handler (“Executive”) (each a “party” and together the “parties”):

WHEREAS, the Executive was employed by the Company as Chief Executive Officer;

WHEREAS, the Executive has resigned from employment with the Company effective September 25, 2023 (“Separation Date”);

WHEREAS, the parties wish to ensure an amicable separation and to provide for the release in full of all claims by the Executive;

WHEREAS, the parties mutually agree that Executive’s Employment Agreement signed on September 15, 2021 (the “Employment Agreement”) is terminated as of the Separation Date and that this Agreement supersedes and replaces the Employment Agreement, including but not limited to any provisions addressing severance pay and benefits upon termination;

WHEREAS, the parties executed a Separation and Release Agreement on September 21, 2023 (the “Original Agreement”), however, the parties wish to amend and correct certain provisions therein; therefore, the parties mutually agree that this Separation and Release Agreement provided to Executive on September 25, 2023 replaces and supersedes the Original Agreement;

NOW, THEREFORE, the parties agree as follows:

1.             Separation Benefits. Provided that the Executive complies with all conditions described in Section 3 of this Agreement (the “Conditions”), the Company shall provide the following separation benefits to the Executive:

(a)            Severance Pay. The Company will pay Executive severance pay in the gross amount of $515,000.00 (Five Hundred Fifteen Thousand Dollars and 00/100), representing payment of twelve (12) months’ base salary, less applicable local, state, and federal tax withholdings (“Severance Pay”). Severance Pay payments will be deposited directly into Executive’s bank account(s) as Executive has designated in the Company’s payroll service. Severance Pay will be paid in twenty-four (24) substantially equal bimonthly installments, each in the gross amount of $21,458.33 (Twenty-One Thousand Four Hundred Fifty Eight and 33/100), in accordance with the Company’s payroll practice for Colorado employees (“Separation Pay Installments”). Separation Pay Installments shall begin to accrue and, subject to the occurrence of the First Payment Date (as defined below), be paid out on September 30, 2023 and continue for 24 payroll cycles thereafter, subject to all conditions herein. The first payment of Severance Pay under this Agreement shall be made to Executive on the first regularly-scheduled Company payday for Colorado employees that is at least eight (8) business days after Executive signs and returns the signed original of this Agreement to the Company, unless revoked in accordance with Section 6 below (the “First Payment Date”). The first payment of Severance Pay under this Agreement shall include a catch-up payment to cover any Separation Pay Installments that accrued prior to the First Payment Date, less the Travel Allowance Refund as outlined in section 1(a)(i). Severance Pay will not be subject to voluntary employee deferral or employer matching contributions pursuant to any pension or other retirement plan. Each payment pursuant to this section is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(b)            Travel Allowance Credit. As of the Separation Date, Executive is scheduled for travel booked under the Company’s Executive Travel Allowance and the Travel and Expense Policy (the “Covered Travel”). The cost of the Covered Travel is $95,433.26 (the “Travel Allowance Credit”). The Company agrees that Executive may utilize the Travel Allowance Credit prior to February 1, 2024 at no cost to Executive.

(c)            COBRA. Subject to Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the two (2) year anniversary of the Date of Termination; (B) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular Colorado payroll dates. Each taxable payment pursuant to this section is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(d)            Founder Club Use Benefit. For so long as Executive is on Inspirato Incorporated’s Board of Directors, Executive agrees to follow the standard Board approved travel policy in lieu of the Founder Club Use Benefit. Executive shall have continued Founder Club Use Benefit for the life of the Founder. “Founder Club Use Benefit” is defined on Exhibit A to this Agreement.

(e)            Equity Securities.

(i)            Accelerated Vesting. The parties agree that in the event Executive is not serving as a member of the Board of Directors, all unvested Executive Shares shall immediately vest with no further action required by any party. “Executive Shares” is defined as granted Restricted Stock Units and Class V Shares granted during Executive's employment with Company. Notwithstanding any other provision to the contrary in any grant agreement or profits interest agreement related to Executive Shares, the parties agree that Executive Shares shall continue to vest under the applicable vesting schedules so long as Executive continues service as a member of the Board of Directors of the Company's parent.

(f)             Executive’s Legal Fees. The Company shall reimburse Executive for legal fees incurred by Executive in connection with this Agreement and related advice concerning it, up to a maximum of Seven thousand Five hundred dollars ($7,500).

(g)            Taxes. The Company may withhold taxes or report taxable income from benefits provided pursuant to this Section 1. The Company makes no representation concerning tax consequences or tax liability that may be incurred by Employee from payments made pursuant to this Agreement. Employee and the Company acknowledge that nothing herein constitutes tax advice to the other party.

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2.             Release in Full of All Claims. In exchange for the promises described in Section 1 of this Agreement, the Executive, for himself/herself and his/her heirs, assigns and personal representatives, fully and completely releases the Company and its parents, subsidiaries and affiliated entities and all predecessors and successors thereto, and all benefit plans thereof, and all of their respective shareholders, members, partners, directors, officers, managers, employees, attorneys, administrators and agents (each a “Releasee” and collectively the “Releasees”) from any and all claims or causes of action that the Executive may have against the Releasees, known or unknown, including claims or causes of action that relate in any way to the Executive’s employment with any Releasee or the termination thereof, from the beginning of time through the date the Executive signs this Agreement (each a “Released Claim” and together the “Released Claims”), including but not limited to the following:

(a)            federal, state or local laws prohibiting discrimination (including harassment and retaliation) in employment, such as: (i) the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, and the Executive Order 11141, which prohibit discrimination based on age; (ii) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and the Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; (iii) the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; (iv) the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; (v) the National Labor Relations Act, which prohibits discrimination for engaging in certain concerted protected activity; (vi) the Occupational Safety and Health Act and the Mine Safety and Health Act, which prohibit discrimination for engaging in certain safety-related activity; (vii) the Sarbanes Oxley Act, which prohibits discrimination for engaging in certain whistleblowing activity; and (viii) any state or local law that prohibits discrimination on many of the bases described above;

(b)            federal, state or local laws regarding wages and hours, including laws regarding minimum wage, overtime compensation, wage payment, vacation pay, sick pay, compensatory time, commissions, bonuses, and meal and break periods wages, such as the Fair Labor Standards Act and the Colorado Wage Claim Act (C.R.S. 8-4-101 et seq.);

(c)            other employment laws, including but not limited to: (i) the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; (ii) the Worker Adjustment and Retraining Notification Act (WARN), which requires advance notice of certain workforce reductions; (iii) the Employee Retirement Income Security Act, which protects employee benefits (among other things); and (iv) the Uniformed Services Employment and Reemployment Rights Act, which requires employers to provide military leave under certain circumstances; and

(d)            any common law theory, including but not limited to breach of contract (expressed or implied), promissory estoppel, wrongful discharge, outrageous conduct, defamation, fraud or misrepresentation, tortious interference, invasion of privacy, negligent hiring or supervision, or any other claims based in contract, tort or equity.

Notwithstanding the foregoing, the Released Claims do not include claims for breach of this Agreement, claims related to rights to indemnification or insurance the Executive has pursuant to contractual arrangements with the Company or its parent, corporate documents of the Company or its parent, claims that arise after the Executive signs this Agreement, claims for vested pension benefits, claims for workers’ compensation benefits or unemployment compensation benefits, and any other claims that cannot by law be released by private agreement. In addition, this release does not prevent the Executive from filing: (i) a lawsuit to challenge the effectiveness of a release of claims of age discrimination under the ADEA; or (ii) a charge with a governmental agency, including but not limited to the U.S. Equal Employment Opportunity Commission (“EEOC”) and the U.S. Securities and Exchange Commission (“SEC”), but the Executive is waiving his/her right to recover any monetary or injunctive relief pursuant to any such charge. Notwithstanding the foregoing, this Agreement does not prevent the Executive from recovering an award from or by a governmental agency for providing information.

Executive acknowledges and agrees that the Executive is releasing both known and unknown claims and waives the benefit of any statute purporting to prevent the Executive from releasing unknown claims, including but not limited to the protection of Cal. Civ. Code Section 1542, which states:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

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3.             Conditions. The Executive shall comply with the following terms, as conditions of payment, and in the event that the Executive fails to satisfy these conditions, the Company shall have no obligation to provide any separation benefits pursuant to Section 1 and shall be entitled to a refund of any separation benefits previously paid:

(a)            Execution and Return of Agreement. The Executive shall sign this Agreement and return the signed original of the Agreement to the Company within twenty-one (21) days after the Executive Receives the Agreement and shall not revoke it, except as otherwise described in Section 6, below.

(b)            Property. The Executive shall reasonably return Company property in the Executive’s possession, custody or control on or before the Separation Date or as soon thereafter as reasonably located, including: all motor vehicles, computer hardware, office equipment, tools, telephones, credit cards, keys and card keys.

(c)            Non-Disparagement. Subject to Section 8, to the fullest extent permitted by law, Executive shall not engage or in any conduct or make any statement calculated to or likely to have the effect of undermining, disparaging or maligning the Releasees or the Company’s business, products, services, customers or clients. By signing this Agreement, Executive represents and warrants that Executive has made no statements on or after the Separation Date that would violate this Section, if made after this Agreement has become effective. By signing the General Release, Employee represents and warrants that Employee has fully complied with this Section 3(c).

(d)	Confidential Information.

(i)            Subject to Section 8, Executive shall not disclose to any third party, or use for the benefit of the Executive or any third party, any Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean: (A) all trade secrets of the Releasees, as that term is defined in the Colorado Uniform Trade Secrets Act, C.R.S. 7-74-101 et seq.; (B) all intellectual property of the Releasees, including but not limited to all inventions, discoveries, ideas or processes that have been or could be protected by patent, trademark, copyright or similar protections; (C) all communications or information to or from counsel for any of the Releasees that constitute attorney work product or are protected by attorney-client privilege; and (D) all other non-public information concerning the business or operations of the Releasees, including but not limited to information concerning organization, management, finances, business plans and strategies, clients and customers, relationships with contractors and vendors, proprietary or specialized computer software, employees, products and services, equipment and systems, methods, processes and techniques, and prospective and executed contracts and other business arrangements.

(ii)           In response to any subpoena, court order or other legal process purporting to require disclosure of Confidential Information, the Executive shall: (A) immediately notify the Company; (B) take all lawful steps, at the Company’s expense, to resist the subpoena, court order or other process unless otherwise directed by the Company; and (C) cooperate fully, at the Company’s expense, with all lawful efforts by the Company to protect the Confidential Information from disclosure.

(iii)          Notwithstanding the foregoing, 18 U.S.C. §1833(b) provides, in part: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” Nothing in this Agreement, any other agreement executed by the Executive, or any Company policy is intended to conflict with this statutory protection.

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(e)            Other Agreements. Subject to Section 8, the Executive shall fully comply with all other agreements between the Executive and the Company (or any parent, subsidiary or affiliate of the Company or predecessor or successor thereto), including but not limited to the Proprietary Rights and Inventions Assignment Agreement attached hereto as Appendix 1 and the Continuing Obligations set forth in the Employment Agreement between the Executive and the Company signed on June 30, 2021, and any other agreements regarding confidentiality, protection of intellectual property, noncompetition, or nonsolicitation (each an “Other Agreement”); provided, however, that notwithstanding anything to the contrary in this Agreement or Appendix 1, Executive may retain (but not disclose to any third party) any confidential or proprietary information of the Company during the period in which Executive serves on the Board of Directors.

(f)             Cooperation and Assistance. For a period of one year from and after the Separation Date, the Executive shall cooperate with and assist the Company, without out-of-pocket expense to the Executive, by sharing the knowledge the Executive has gained during the course of employment with the Company as reasonably requested by the Company.

4.	No Other Claims. The Executive represents and warrants that:

(a)            Executive has no Released Claims pending against the Company or any other Releasee and has not assigned or transferred any Released Claim to anyone;

(b)            Executive has been timely paid all compensation owed for services rendered through the Separation Date, including all salary, wages, bonuses, commissions, overtime compensation (if applicable) and payment for all accrued but unused vacation, and has timely received all meal periods and rest breaks to which the Executive may have been entitled;

(c)            Executive has been fully reimbursed for all business expenses incurred by the Executive for which the Executive was entitled to reimbursement;

(d)            Executive has not suffered any work-related injury or illness as an employee of the Company or any other Releasee and is not aware of any facts or circumstances that would give rise to a workers’ compensation claim by the Executive against the Company or any other Releasee; and

(e)            Executive has not suffered any sexual harassment or sexual abuse as an employee of the Company or any other Releasee and is not aware of any facts or circumstances that would give rise to such a claim by the Executive against the Company or any other Releasee.

5.	Acknowledgements. By signing this Agreement, the Executive acknowledges and agrees that:

(a)            the consideration described in Section 1 of this Agreement is consideration to which the Executive would not otherwise be entitled, but for the signing of this Agreement;

(b)            Executive has been advised to consult with legal counsel and a tax professional, including with regard to Section 409A, as defined below, about this Agreement and has been given an opportunity to do so;

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(c)            Executive has been given the amount of time specified in Section 3(a) within which to consider this Agreement before signing it, any changes to this Agreement did not restart the consideration period, and if the Executive has signed this Agreement in less than the specified consideration period, the Executive has done so voluntarily;

(d)            Executive is not relying on any promises or representations of any kind, except those set forth in this Agreement; and

(e)            Executive has signed this Agreement voluntarily, of the Executive’s own free will, and without any threat, intimidation or coercion.

6.             Revocation. The Executive may revoke this Agreement by delivering written notice of revocation to the Company by email, delivery or U.S. Mail addressed as follows, which notice must be received not later than the seventh (7th) calendar day following the Executive’s signing of this Agreement, and this Agreement shall not become effective until the seven-day revocation period has expired without revocation by the Executive:

Inspirato LLC

1544 Wazee Street

Denver, CO 80202

Email: dprobst@inspirato.com

Attn: Danielle Probst

7.             Confidentiality. Subject to Section 8, the existence and terms of this Agreement are strictly confidential and shall not be disclosed by the Executive to anyone except (a) the Executive’s spouse, attorneys and tax advisors, and then only after securing their agreement to be bound by this provision; or (b) in response to inquiry from a taxing authority or otherwise as required by law.

8.             Protected Rights. Notwithstanding any other provision of this Agreement, nothing in this Agreement (or any other agreement signed by Executive) shall restrict Executive’s right to (a) report violations of law to law enforcement officials; (b) give truthful testimony under oath in a judicial, administrative, or arbitral proceeding; (c) file a charge with, make truthful statements to, cooperate with investigations by, or assist others in proceedings before governmental agencies (including the U.S Equal Employment Opportunity Commission, the National Labor Relations Board and the U.S Securities and Exchange Commission); (d) speak with an attorney representing Executive; (e) discuss the facts related to any claim of sexual assault or sexual harassment; (f) engage in whistle-blower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder (including Rule 21F-17); or (g) file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Executive may be entitled. In addition, 18 U.S.C. §1833(b) provides as follows, and nothing in this Agreement or any other agreement, or any Foundation policy, is intended to conflict with this statutory protection: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

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9.             Invalidity of Release. If any provision of Section 2 of this Agreement is held to be invalid or unenforceable and the Executive is permitted to and does assert any Released Claim against a Releasee, the Company shall be entitled to an immediate refund of one hundred percent (100%) of all payments made pursuant to Section 1 of this Agreement, in addition to any other remedy available to the Company under law or equity; provided, however, that this provision shall not apply to a claim of age discrimination under the ADEA unless ordered by a court of law.

10.           Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect.

11.           No Admission. The parties agree that this Agreement is not an admission, and shall not be construed as an admission, by either Party of any violation of law or other wrongdoing of any kind.

12.           Attorney Fees and Costs. In any litigation, arbitration or other proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to recover his/her/its reasonable attorney fees and costs; provided, however, that this provision shall not apply to a claim of age discrimination under the ADEA or a suit challenging the validity of a release of age discrimination claims under the ADEA.

13.           Controlling Law; Venue. This Agreement shall be governed by the laws of the State of Colorado, without regard to any state’s principles regarding conflict of laws; provided, however, that this Agreement shall be governed by the laws of the State of California if the Executive’s principal work location as of the Separation Date was in California. Any action arising out of or relating to this Agreement shall be brought only in the state or federal courts in or for Denver, Colorado and the Executive and the Company hereby waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum.

14.           Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A or an exception thereto. Accordingly, this Agreement shall be interpreted in a manner consistent with the requirements of Section 409A to the extent applicable. Any payments under this Agreement that may be excluded from Section 409A either as a short-term deferral or as separation pay due to an involuntary separation from service shall be excluded from Section 409A to the maximum extent possible. All separation payments to be made upon the termination of employment hereunder may only be made upon a “separation from service” within the meaning of Section 409A. Each amount to be paid or benefit provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Notwithstanding any other provision in this Agreement or in any other document, the Company shall not be responsible for the payment of any applicable taxes incurred by the Executive pursuant to this Agreement, under Section 409A or otherwise. The Company makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A, and the Executive agrees that the Company is not responsible for any liabilities arising to the Executive under 409A.

15.           Entire Agreement. This Agreement, together with the Stock Agreements (except as amended hereby) is the entire agreement between the parties regarding the matters addressed herein, and it supersedes and replaces all prior agreements, representations, negotiations or discussions between the parties regarding such matters, whether written or oral, including, but not limited to, the Employment Agreement by and between the Executive and the Company dated June 30, 2021. This Agreement may not be modified except in writing signed by both parties. This Agreement may be signed in counterparts, including fax counterparts, and all counterparts together shall constitute one fully- executed agreement.

This Agreement must be signed and returned by no later than October 16, 2023, twenty-one (21) days from the date this Agreement was provided to Executive.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the dates stated below.

INSPIRATO LLC

By:	/s/ Robert Kaiden

Its:	Chief Financial Officer

Date:	9/25/2023

EXECUTIVE

By:	/s/ Brent Handler
Brent Handler

Date:	9/25/2023

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Exhibit A

2011 Founder Club Use Benefit

Brad and Brent Handler

•	Membership for life with no annual dues

•	Usage of $60,000 annually or 60 days of usage annually (whichever comes first) at any Inspirato property, hotel or experience offered on the Inspirato web site, for life

•	$60,000 increases annually by CPI plus 4.5% (from 2011)

1. NON-DISCLOSURE. 1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment, and thereafter, I have held and will hold in strictest confidence and have not and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an authorized executive officer of the Company expressly authorizes such in writing. I agree that I will not disclose such Proprietary Information to other employees or consultants of the Company unless said individual reasonably requires access. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I agree that, during my employment or afterward, if requested by the Company, I will acknowledge my possession of confidential Proprietary Information of the Company by signing an appropriate list of any and all Proprietary Information of the Company of which I have knowledge or about which I have acquired information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. 1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) all communication or data information disclosed by the Company, including, but not limited to, trade secrets, inventions, formulae, source and object code, concepts, ideas, know-how, processes, techniques, process additives, other works of authorship, technology, features, improvements, discoveries, developments, designs, and enhancements, business information, business plans, marketing materials and plans, technical or financial information, research and development plans, budgets, financial information, customer lists or proposals, sketches, models, samples, computer programs and documentation, drawings, specifications, data, databases, price lists, costs, and supplier information, (b) information regarding the skills and compensation of other employees of the Company, (c) Third Party Information (as described below), and (d) information labeled as “confidential” or “proprietary,” in each case whether conveyed in oral, written, graphic, or electronic form or otherwise. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish. 1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I have held and will hold Third Party Information in the strictest confidence and will not INSPIRATO LLC EMPLOYEE PROPRIETARY RIGHTS AND INVENTIONS ASSIGNMENT AGREEMENT This Employee Proprietary Rights and Inventions Assignment Agreement (“Agreement”) is made in consideration for my employment by Inspirato LLC, a Delaware limited liability company (the “Company”), and the compensation now and hereafter paid to me. In return for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree as follows: Appendix 1

2 disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an authorized officer in writing. 1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I have not and will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer, or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer, excluding or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. 2. INVENTION ASSIGNMENT. 2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world. 2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company and which I have not previously assigned to the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Inventions (as defined in Section 2.3 hereof) that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I have not assigned to the Company and that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Excluded Prior Inventions”). If disclosure of any such Excluded Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Excluded Prior Inventions in Exhibit A but am only to disclose a cursory name for each such Invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such Inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Excluded Prior Inventions. If, in the course of my employment with the Company, I incorporate an Excluded Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Excluded Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Excluded Prior Inventions in any Company Inventions (as defined in Section 2.3 hereof) without the Company’s prior written consent. 2.3 Assignment of Inventions. Subject to Sections 2.4 and 2.6, I have previously assigned, or hereby assign, as applicable, to the Company all my right, title and interest in and to any and all trade secrets, confidential and proprietary information, software programs, discoveries, conceptions, preparations and developments (and all Proprietary Rights with respect thereto), whether or not eligible for or covered by patent, copyright or trade secret protection, and whether or not such constitute works for hire or would otherwise belong to the Company by operation of law (all collectively hereinafter referred to as “Inventions”) that have or do become known to, or are made, conceived, reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company or any of its affiliates. This Agreement does not obligate me to assign to the Company any Invention which (i) is developed entirely on my own time, (ii) does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company is engaged or

3 reasonably would be engaged, (iii) does not result from the use of premises or equipment owned or leased by the Company or the Company’s trade secret information, and (iv) does not result from any work performed by me for the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.” 2.4 Obligation to Keep Company Informed. During the period of my employment and for twelve months after the last day of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. 2.5 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, as directed by the Company. 2.6 Works for Hire. I acknowledge that the copyright to all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are classifiable as “works made for hire,” as defined by the United States Copyright Act (17 U.S.C., Section 101), shall be owned by the Company. 2.7 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance. 2.8 Company as Agent. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company. 3. NON-COMPETE. I acknowledge that during the term of my employment, I will have access to trade secrets of the Company and/or be part of the Company’s management team. Therefore, for the period of my employment by the Company and continuing until one year after my last day of employment with the Company, regardless of the reason for the termination of my employment, I shall not, without the prior written consent of the Company, directly or indirectly, own, invest in, manage, operate, control or advise or join in or participate in the ownership, management, operation or control of or be employed by or connected in any manner with any businesses that sell, market, operate or have investment in; villa rental, fractional ownership, cooperative vacation club, home exchange and/or luxury destination club or any entity in the United States which is in direct competition with the Company’s Business . I hereby acknowledge that the agreement not to compete set forth in this provision is both

4 reasonable and necessary for the protection of the Company’s trade secrets, as contemplated by CRS 8-2- 113(2)(b). For purposes of this Agreement, the Company’s Business shall mean the Company’s business on my last day of employment with the Company including all prior products, services or diversified lines of business. 4. NON-SOLICITATION. For the period of my employment by the Company and continuing until two years after my last day of employment with the Company, regardless of the reason for the termination of my employment, I will not directly or indirectly induce any employee of the Company to terminate or negatively alter his or her relationship with the Company. 5. NON-DISPARAGEMENT. I agree not to make any disclosures, issue any statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to disparage the Company, its officers or directors, its business, products and/or personnel and their customers. 6. RECORDS; RETURN OF COMPANY MATERIALS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and/or owned by the Company, including disks and other storage media, computers, cell phones, personal digital assistants (i.e. – iPhones and other similar smart phones), filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. 7. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith. 8. EQUITABLE REMEDIES. Because monetary damages would be inadequate to compensate Company for any breach by me of the promises set forth in this Agreement, because the Company would suffer irreparable harm resulting from my breach of such promises, and because I will have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have by operation of law Notwithstanding the provisions set forth in paragraph 12 below regarding dispute resolution, any such action may be immediately brought by the Company in State or Federal District Court located in Denver, Colorado, and I hereby expressly acknowledge and understand that my employment is a transaction of business in the State of Colorado and constitutes the minimum contacts necessary to make me subject to the personal jurisdiction of said courts, to which I hereby expressly and irrevocably consent. 9. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified on the signature page hereto or at such other address as the party shall specify in writing. Such notice shall be deemed given on personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing or upon confirmation of receipt or delivery.

5 10. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I agree to notify my new employer of my obligations under this Agreement prior to my start of employment, and I hereby consent to the notification of my new employer of my rights and obligations under this Agreement by the Company. 11. GENERAL PROVISIONS. 11.1 Dispute Resolution, Location, Governing Law. In the event of any dispute, claim, question or disagreement arising from or relating to this Agreement, or the actual or potential breach thereof, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of 60 days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally and exclusively settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The place of arbitration shall be Denver, Colorado, USA. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado (regardless of the laws that might otherwise govern under applicable principles of conflicts of law). Notwithstanding the foregoing, I acknowledge and understand that the Company expressly retains the right to immediately enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, in State or Federal District Court located in Denver, Colorado, without first engaging in any form of alternative dispute resolution, and without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. 11.2 Remedies; Dismissal of Other Actions. Except for an action for injunction, specific performance, or other equitable relief by the Company pursuant to paragraph 9 above, any action brought in contravention of this paragraph 12 by one party is subject to dismissal at any time and at any stage of the proceedings by the other, and no action taken by the other in defending, counter claiming or appealing shall be construed as a waiver of this right to immediate dismissal. A party bringing an action in contravention of this paragraph shall be liable to the other party for the costs, expenses and attorney’s fees incurred in successfully dismissing the action. 11.3 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. 11.4 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. 11.5 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee. 11.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this

6 Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement. 11.7 Entire Agreement. The obligations pursuant to this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of Inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. 11.8 Consultation with Counsel. I acknowledge that, before executing this Agreement, I have been advised and given the opportunity to consult with counsel of my own choosing, and was fully advised of my rights under law. I further acknowledge that I have reviewed this Agreement in its entirety, understand it, and voluntarily execute this Agreement. [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

I have read this Agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement.

Dated:	9/10/14

/s/ Brent Handler
Signature

Brent Handler
Printed Name

Address: [****]

ACCEPTED AND AGREED TO:

INSPIRATO LLC

By:	/s/ David S. Kallery
Name:	David S. Kallery
Its:	President
Address: [****]

Signature Page to Non-Disclosure Agreement

EXHIBIT A

TO:	INSPIRATO LLC

FROM:	BRENT HANDLER

DATE:	9/10/14

SUBJECT:	Previous Inventions

1.        Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Inspirato LLC (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2.       Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

Exhibit 99.1

Inspirato Announces CEO Transition

Co-Founder Brent Handler to Step Down; Independent Director Eric Grosse Appointed
Chief Executive Officer Effective September 25, 2023

Denver, September 25, 2023 – Inspirato Incorporated (“Inspirato”) (NASDAQ: ISPO), the innovative luxury travel subscription brand, today announced that Co-Founder and Chief Executive Officer (CEO), Brent Handler, has stepped down while remaining a member of the Board of Directors. Inspirato’s Board of Directors has appointed Eric Grosse to serve as CEO effective September 25, 2023.

“Inspirato was founded with the ambitious mission of creating lasting memories for discerning travelers by delivering exceptional value, service and certainty,” said Handler. “I’m incredibly proud of all we’ve accomplished and the meaningful impact we’ve made on the lives of our valued members. As Inspirato’s largest shareholder and member of its Board of Directors, I’m extremely excited Eric has accepted the opportunity to become the next CEO. I have the utmost confidence in Eric, the Board and the rest of the management team to guide Inspirato into its next phase, while remaining committed to its founding principles.”

Mr. Grosse brings more than 20 years of experience as a leader in the online travel industry, including as Co-Founder and President of Hotwire and President of Expedia Worldwide, a subsidiary of Expedia Group Inc. (Nasdaq: EXPE). Mr. Grosse has served on the Company’s Board of Directors for two years, most recently as the Lead Independent Director and as a member of the Audit and Compensation Committees and Chair of the Nominating and Corporate Governance Committee.

Mr. Grosse, commented, “I’m extremely excited for this opportunity and look forward to working closely with the Inspirato team, our shareholders and strategic partners. For more than 13 years, Brent has led the way in establishing a premier luxury travel brand centered on a unique and compelling business model. I’m confident in our ability to not only return to a period of profitable growth, but to do so while maintaining and enhancing our luxury brand and value proposition to both our members and shareholders. Finally, I’d like to thank the Board for their confidence in me and thoughtful approach to this transition.”

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “forecast,” “plan,” “intend,” “target,” or the negative of these words or other similar expressions that concern our expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding our expectations relating to future operating results and financial position; business strategy and plans; market growth; market position; and potential market opportunities. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in our plans or assumptions, that could cause actual results to differ materially from those projected. These risks include our inability to forecast our business due to our limited experience with our pricing models; the risk of downturns in the travel and hospitality industry; our ability to compete effectively in an increasingly competitive market; our ability to sustain and manage our growth; and current market, political, economic and business conditions and other risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including in our Quarterly Report on Form 10-Q that was filed with the SEC on August 9, 2023, and subsequent filings with the SEC.

Past performance is not necessarily indicative of future results. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. In addition, forward-looking statements reflect our expectations, plans, or forecasts of future events and views as of the date of this press release. We anticipate that subsequent events and developments will cause our assessments to change. All information provided in this release is as of the date hereof, and we undertake no duty to update this information unless required by law. These forward-looking statements should not be relied upon as representing our assessment as of any date subsequent to the date of this press release.

About Inspirato

Inspirato (NASDAQ: ISPO) is a luxury travel subscription company that provides exclusive access to a managed and controlled portfolio of curated vacation options, delivered through an innovative model designed to ensure the service, certainty, and value that discerning customers demand. The Inspirato portfolio includes branded luxury vacation homes, accommodations at five-star hotel and resort partners, and custom travel experiences. For more information, visit www.inspirato.com and follow @inspirato on Instagram, Facebook, Twitter, and LinkedIn.

Inspirato Contacts

Investor Relations:

ir@inspirato.com

Media Relations:

communications@inspirato.com

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